Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is dated and effective as of February 22, 2024,  by and between Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), Floor & Decor Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Operating Company, the “Company”), and David V. Christopherson, the undersigned individual (the “Executive”), and is intended to modify the Second Amended and Restated Employment Agreement, dated as of February 3, 2020, as modified by the addendum dated March 26, 2020, and the addendum dated August 1, 2023 (the “Employment Agreement”), by and between the Company and Executive.  Any capitalized term not defined herein will have the meaning ascribed to such term in the Employment Agreement.

The Company and Executive desire to amend the Employment Agreement, as set forth below.

1.The Employment Agreement shall be amended to replace the first sentence of Section 1(a) thereof with the following:

“Executive shall serve as the Executive Vice President, Chief Administrative Officer & Chief Legal Officer of the Company.”

2.The Employment Agreement shall be amended to replace the final sentence of Section 1(b) thereof with the following:

“Executive will be reporting to the Chief Executive Officer of the Company and shall have all the authority, duties and responsibilities customarily exercised by an individual serving in a position with Executive’s title and at an entity engaged in a retail business which is national in scope, set forth in the bylaws of the Company, provided in the Delaware General Corporation Law and such additional duties and responsibilities as may from time to time be assigned or prescribed to him by the Chief Executive Officer of the Company, consistent with Executive’s position (collectively, “Executive’s Duties and Responsibilities”).”

3.The Employment Agreement shall be amended to add the following proviso to Section 2(a) thereof:

“; provided that, effective as of February 23, 2024, Executive’s Base Salary shall be increased to an annual rate of $540,000, payable in installments consistent with the Company’s normal payroll practices.”

4.The Employment Agreement shall be amended to replace the second sentence of Section 2(b) thereof with the following:

“The target Bonus for any fiscal year shall be 75% of Executive’s Base Salary for such year (as the same may be adjusted by the Board or an authorized committee thereof in accordance with the Bonus Plan), with the actual amount of the Bonus being determined based on the level of achievement of certain performance goals in accordance with the Bonus Plan.”

5.The Employment Agreement shall be amended to replace subclause (iv) of Section 4(a) thereof with the following:

“(iv) Executive’s willful failure to perform any reasonable duties assigned to him by the Chief Executive Officer of the Company or Executive’s refusal or failure to follow the lawful directives of the Company after written notice from the Company of, and 30 calendar days to cure, such refusal or failure,”

The Executive hereby acknowledges and agrees that “Good Reason” under the Employment Agreement has not occurred prior to or as a result of this Addendum. Except as expressly hereby amended, the Employment Agreement will remain in full force and effect in accordance with the terms thereof.  To the extent a conflict arises between the terms of the Employment Agreement and this Addendum, the terms of this Addendum will prevail.

EXECUTIVE

By:	/s/ David V. Christopherson
Name:	David V. Christopherson

FLOOR AND DECOR OUTLETS OF AMERICA, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	CEO

FLOOR & DECOR HOLDINGS, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	CEO
[Signature Page to Addendum to Employment Agreement]